Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-144498

Prospectus

PG&E Corporation Dividend Reinvestment and Stock Purchase Plan

3,461,227 shares of PG&E Corporation common stock, no par value

This prospectus describes the PG&E Corporation Dividend Reinvestment and Stock Purchase Plan (“Plan”) which provides a convenient and low-cost way to invest in PG&E Corporation common stock.

Investing in PG&E Corporation common stock involves risks.  Please consider carefully the "Risk Factors" beginning on page 2 of this prospectus.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 15, 2010.

PG&E Corporation Dividend Reinvestment and Stock Purchase Plan

This prospectus describes the PG&E Corporation Dividend Reinvestment and Stock Purchase Plan (“Plan”).  PG&E Corporation has appointed The Bank of New York Mellon (the “Administrator”) to administer the Plan.  Certain administrative support will be provided to the Administrator by its designated affiliates.  Orders received by the Administrator to purchase or sell shares under the Plan may be executed by an affiliated broker of the Administrator.

The shares of PG&E Corporation common stock purchased by participants under the Plan may be newly issued shares or may be shares purchased by the Administrator on the open market, as directed by PG&E Corporation.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time.  The Plan provides you the opportunity to reinvest all or a portion of the cash dividends paid on PG&E Corporation common stock and Pacific Gas and Electric Company preferred stock into additional shares of PG&E Corporation common stock.  The Plan includes a stock purchase feature permitting participants to make optional cash purchases of additional shares of common stock.  An initial investment in our common stock can also be made through the Plan.  You can also sell shares through the Plan.  Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below.

You can participate in the Plan if you are a registered holder of PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock.  If you do not own PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock, you can become a participant by making your initial purchase of PG&E Corporation common stock directly through the Plan.  There are no fees to enroll in the Plan or to reinvest all or a portion of your dividends.  Fees are charged for initial investments, optional cash purchases, and sales of stock.

If you are not currently a participant in the Plan, you can enroll online via Investor ServiceDirect® or you can complete an enrollment form and mail it to the Administrator.  Please see question number 23 for information on how to access Investor ServiceDirect® and how to obtain an enrollment form from the Administrator.

Participation in the Plan is strictly voluntary.  Participants may terminate their enrollment in the Plan and withdraw their common shares from their accounts at any time, subject to the terms outlined in this prospectus.

About This Prospectus

This document is called a prospectus and relates to a registration statement that we filed with the Securities and Exchange Commission (“SEC”) relating to the shares of our common stock offered under the Plan.  This prospectus does not include all of the information in the registration statement.  The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about PG&E Corporation, the Plan, and the securities offered.  The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”  You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.  Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean PG&E Corporation, and (ii) all references in this prospectus to “stock,” “our stock,” “PG&E Corporation stock,” “your stock,” “shares,” or “PG&E Corporation shares” refer to our common stock.  PG&E Corporation common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PCG”. The closing price on December 31, 2009 on the New York Stock Exchange was $44.65.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  You can also find information about us by visiting our web site at www.pgecorp.com.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2008;
•	All other reports subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2008; and
•
A description of PG&E Corporation common stock as set forth in PG&E Corporation’s registration statement filed under the Securities and Exchange Act of 1934, including all amendments and reports updating the description.

You may request a copy of these filings (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents) at no cost to you by calling PG&E Corporation’s Corporate Secretary at 1-415-267-7070 or writing to: Office of the Corporate Secretary, PG&E Corporation, One Market, Spear Tower, Suite 2400, San Francisco, CA 94105.

The Company

PG&E Corporation, incorporated in California in 1995, is a company whose primary purpose is to hold interests in energy-based businesses.  The company conducts its business principally through Pacific Gas and Electric Company, a public utility operating in northern and central California.  Pacific Gas and Electric Company engages primarily in the businesses of electricity and natural gas distribution, electricity generation, procurement and transmission, and natural gas procurement, transportation and storage.  PG&E Corporation became the holding company of Pacific Gas and Electric Company and its subsidiaries on January 1, 1997.  Both PG&E Corporation and Pacific Gas and Electric Company are headquartered in San Francisco, California.  Our principal executive offices are located at One Market, Spear Tower, Suite 2400, San Francisco, CA 94105 and our general telephone number is: 1-415-267-7000.

Risk Factors

Investing in PG&E Corporation common stock involves risk.  These risks are described under the section titled “Risk Factors” in our most recent annual report to shareholders (which information is incorporated by reference into Part I, Item 1A. Risk Factors, of our most recent annual report on Form 10-K) and may be subsequently updated in our quarterly reports on Form 10-Q (which are also incorporated by reference into this prospectus).  See “Where You Can Find More Information” above.  Before making a decision to invest, you should carefully consider these risks as well as other information contained or incorporated by reference into this prospectus.

Cautionary Statements Concerning Forward-Looking Statements

This prospectus, including the documents incorporated by reference, contains various forward-looking statements. These forward-looking statements can be identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate, ” “target,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential” and similar expressions.  We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made.  These forward-looking statements are subject to various risks and uncertainties, the realization or resolution of which may be outside our control, and our actual results could differ materially from our projected results.  For a discussion of these risks and uncertainties and the additional factors that could affect the validity of our forward-looking statements, as well as our financial condition and our results of operations, you should read the sections titled “Forward-Looking Statements” in Part I, Item 1 and “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K, as may be updated in our quarterly reports on Form 10-Q.  We are not able to predict all the factors that may affect future results.  We qualify all our forward-looking statements by these cautionary statements.  These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference.  Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Key Features of the Plan

Anyone Can Participate
You may participate in the Plan if you currently own PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock that is registered in your name, or you can participate by making your initial investment in common stock through the Plan with a minimum initial investment of $250.  Alternatively, you may authorize the automatic monthly investment feature and initiate your investment with only $50 and a commitment for at least five sequential purchases.

A participant must continue to own at least one share of PG&E Corporation common stock in his or her Plan account.  If your Plan account balance is less than one share, your account will be closed, the fractional share will be liquidated at our expense, and a check in the amount of the liquidation proceeds will be mailed to you at the address that we have on file for you.  In appropriate cases, we may waive this requirement.

Optional Cash Purchases
Once you are a registered shareholder, you can buy PG&E Corporation common stock and pay market-based fees.  You can make additional purchases of PG&E Corporation stock in amounts as little as $50 per purchase, up to $100,000 annually, and either pay by check or have your payment automatically deducted from your bank account.

Convenient Share Sales
You can sell PG&E Corporation common stock and pay market-based fees.

Full Investment
Full investment of your funds, less fees (if applicable), is possible because you will be credited with both whole shares and fractional shares.  Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Dividend Reinvestment
You can reinvest all or a portion of your PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock dividends in additional shares of PG&E Corporation common stock, or the Administrator will remit any dividends to you either by check or by automatic deposit to a bank account you designate.

Share Safekeeping
You can deposit your PG&E Corporation common stock certificates with the Administrator for safekeeping, at no cost to you.  You can request withdrawal of any or all of your whole shares of PG&E Corporation common stock.  A certificate for those shares will be sent to you, free of charge.

Gifts and Other Share Transfers
You can make gifts or other transfers of PG&E Corporation common stock you hold in your Plan account.

Terms and Conditions

The following questions and answers constitute our Plan:

1.	How can I participate in the Plan?

If you already own PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock and the shares are registered in your name, you may participate immediately.  You may participate by choosing to reinvest all or part of your quarterly dividend, or by making an additional investment.

Shareholders of record who elect to reinvest all or part of their dividend, will have access to their account on-line over the Internet and will receive quarterly account statements.

If your shares are held for you in a brokerage account, you may participate by instructing your broker to transfer your shares of PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock into your own name and enrolling in the Plan.

If you do not currently own any PG&E Corporation common stock, you can participate by making an initial investment through the Plan.  Please see question number 6 for details regarding an initial investment.

2.	How do I get started?

Enrollment is available on-line through Investor ServiceDirect® (see question number 23 for information on how to access Investor ServiceDirect®).  Alternatively, you may enroll by completing an enrollment form and mailing it to the Administrator.  Your participation will begin promptly after your authorization is received.  Once you have enrolled, your participation continues automatically, for as long as you wish.

3.	How do I reinvest dividends?

You may choose to reinvest all or a portion of the dividends paid on shares you own of PG&E Corporation common stock or Pacific Gas and Electric Company preferred stock.  Your cash dividends will be used to purchase additional shares of PG&E Corporation stock without paying any fees.  PG&E Corporation pays dividends on both whole and fractional shares in the Plan and will credit your account with the whole and fractional shares that are purchased with your dividends.

For a particular dividend to be reinvested, your authorization must be received by the Administrator on or before the record date for that dividend.  The record date normally will be about two to four weeks prior to the payment date. (For example, if the record date for a dividend to be paid on July 15 is June 30, your enrollment form must be received on or before June 30 in order for the July 15 dividend payment to be reinvested.)

4.	How do I change my election?
You may change your election at any time on-line through Investor ServiceDirect® or by notifying the Administrator.  To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend.  You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account you designate.

5.	When are dividends reinvested?

The Administrator will invest dividends in additional shares of PG&E Corporation common stock purchased on the open market as promptly as practicable, on or after the payable date, normally within one week.  In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check.  No interest will be paid on funds held by the Administrator pending investment.

The Administrator will invest dividends in additional shares of common stock purchased directly from PG&E Corporation on the payment date or the first business day after the payment date.

6.	How do I make an initial investment?
You can make an initial cash investment in the Plan for as little as $250 but not more than $100,000 in a year. Your initial investment can be made:

Via on-line enrollment by:
•	Authorizing one deduction (minimum of $250) from your bank account;
•	Authorizing a minimum of five monthly $50 automatic deductions from your bank account; or
•	Opening your account on-line and sending your initial investment of $250 or more.

Using an Enrollment Form and:
•	Making one payment (minimum of $250) by check payable to PG&E Corporation/BNY Mellon or by authorizing a deduction from your bank account; or
•	By authorizing a minimum of five monthly $50 automatic deductions from your bank account.

7.	How do I make additional investments?

If you already own PG&E Corporation common stock and are enrolled in the Plan and want to make additional purchases, you can authorize individual automatic deductions from your bank account through Investor ServiceDirect® or send a check to the Administrator for each purchase.  If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the statement.  Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account.  This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.  Additional cash purchases are subject to a minimum purchase requirement of $50 per investment and a maximum of $100,000 annually.

8.	What is the source of shares purchased by the Administrator under the Plan?
The Administrator will purchase the shares needed to meet participants’ investments under the Plan either directly from PG&E Corporation or on the open market, as directed by us.

9.	When will shares be purchased?

Upon receipt of the funds, the Administrator will invest initial and additional cash investments, less applicable fees, in whole and fractional shares as promptly as practicable, at least once every five business days.  Neither PG&E Corporation nor participants in the Plan will control the timing or pricing of shares purchased.  Participants will bear any risk associated with fluctuations in the market price of PG&E Corporation stock while investment funds are held pending investment.  In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check.  No interest will be paid on funds held by the Administrator pending investment.

10.	How will the price of shares purchased under the Plan be determined?

The price of PG&E Corporation shares purchased or sold under the Plan will be calculated differently depending upon whether the transactions are executed directly with PG&E Corporation or on the open market.

•
The price of shares purchased from PG&E Corporation will be the average of the high and the low sale prices of PG&E Corporation common stock as reported in the New York Stock Exchange Composite Transactions obtained from Bloomberg, L.P. on the date of the purchase, or if the New York Stock Exchange is closed on that date, on the next day that the New York Stock Exchange is open.

•
The price of shares purchased or sold on the open market will be the weighted average price per share of all shares of common stock purchased or sold by the Administrator on the date of the purchase or sale.

11.	Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping.  For your convenience, shares purchased under the Plan will be maintained by the Administrator in your name in non-certificated (book-entry) form.  You may, however, request a stock certificate from the Administrator at any time.

12.	What is safekeeping?

Shares of PG&E Corporation common stock that you buy under the Plan will be maintained in your Plan account in non-certificated form for safekeeping.  Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares.  Only shares held in safekeeping may be sold through the Plan.

If you own PG&E Corporation common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge.  The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that is mailed to its address at 500 Ross Street, Room 0675, Pittsburgh, PA 15262 by USPS registered mail or by traceable delivery service.

Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects any loss resulting from fluctuations in the value of such shares.

13.	Can I get certificates if I want them?

Yes.  You may request stock certificates for the whole shares in your book-entry account at any time.  Simply contact the Administrator with your request and they will mail you a stock certificate for the requested number of whole shares.  Certificates will be issued in the name(s) in which the account is registered, unless you instruct the Administrator otherwise.  If the certificate is to be issued in a name other than your Plan account registration, your signature must be guaranteed by a bank or broker participating in the Medallion Guarantee Plan.  Detailed transfer instructions can be obtained by calling the Administrator at 1-800-719-9056.

14.	What happens if there is a stock split, stock dividend or other distribution with respect to PG&E Corporation common stock?
Your account will be adjusted in book-entry form to reflect the distribution of any PG&E Corporation common stock paid as a stock dividend, stock split or similar transaction.

15.	How can I transfer or give gifts of shares?

You may transfer or give gifts of PG&E Corporation common stock to anyone you choose by contacting the Administrator and requesting a Gift/Transfer Form.  After the transfer or gift purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient.  A notice indicating the transfer of PG&E Corporation common stock will also be forwarded to the recipient.

16.	How do I sell shares?

You can sell your Plan shares at any time by contacting the Administrator.  Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request.  Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests.  All requests are final.  The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your shares have been sold.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request a certificate for the whole shares in your book-entry account from the Administrator for delivery to your stockbroker, or arrange to have your shares transferred electronically to your broker using the Direct Registration System.  See question number 13 for instructions on how to obtain a certificate.

17.	What are the costs?
There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time. Applicable fees, if any, are as follows:

Reinvestment of all or a portion of quarterly dividends	No Charge
Trading fee for reinvested dividends (if open market purchase)	No Charge
Purchase of shares with initial investment	$10.00
Purchase of shares with additional investments via check (per investment)	$5.00
Purchase of additional shares via automatic debit of bank account (per investment): • Individual • Recurring monthly debit	$2.00 $2.00
Trading fee for initial or additional purchases (if open market purchase)	$.06 per share
Transfer shares as gift	No charge
Certificate safekeeping	No charge
Certificate issuance	No charge
Sale of shares (full and partial)	$15.00
Trading fee for sales	$.10 per share
Current year duplicate statement	No charge
Charge if check is returned for insufficient funds or if automatic debit of bank account is rejected	$35.00 per occurrence

Any charges imposed by your bank in connection with automatic withdrawals from your bank account are your responsibility.

18.	What about taxes?

The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end reporting all dividend income you received during the year on your PG&E Corporation common stock.  If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after year-end, showing the total proceeds of the transactions.  We recommend that you keep your transaction statements, which are helpful for record keeping and tax purposes.

19.	Will I have the same rights as a shareholder?

As a Plan participant, you enjoy all the rights and privileges associated with stock ownership.  You will receive all shareholder communications, including proxy material, and annual reports.  You will be given the opportunity to vote your Plan shares, and your shares will be voted in accordance with your direction.  If you wish, you may vote your shares in person at shareholder meetings.

20.	What provisions are made for non-U.S. residents?

Cash investments from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other participants.  Each participant is responsible for reviewing the applicable laws of his or her country of residence prior to investing in PG&E Corporation common stock.  All dividends will be subject to withholding under the terms of any applicable tax treaty provisions.

21.	How will I keep track of my investments?

The Administrator will send a transaction notice confirming the details of each transaction you make.  When you reinvest your dividends, you will receive a statement of your account.  If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of PG&E Corporation common stock in your Plan account.

You can also access your Plan account statement through BNY Mellon Shareowner Services’ on-line service offering, MLinkSM.   Convenient and easy on-line access to your shareholder communications is only a click away.  Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick.  Log on to Investor ServiceDirect® to enjoy the many benefits MLinkSM offers, including:
•	Faster delivery of important documents
•	Electronic notification of account activity via email
•	Secure access to your mailbox 24 hours a day, 7 days a week
•	Convenient management of your documents – view, print, download

Please visit www.bnymellon.com/shareowner/isd for more information.

22.	How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator.  Notice may be made by telephone, in writing or by changing your dividend election under the account management service when you access your account over the Internet at www.bnymellon.com/shareowner/isd.  To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend.  The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share.  You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account.  See question number 16 for information on selling shares.

23.	What if I have questions about the Plan?
Questions regarding enrollment, purchase or sale of share requests, and other transactions or services offered by the Plan should be directed to the Administrator through the following:

•	Internet

You can enroll in the Plan, obtain information, and perform certain transactions on your PG&E Corporation account on-line via Investor ServiceDirect®.  New investors must establish a Personal Identification Number (PIN) when setting up their account.  For existing shareholders to gain access, use the 12-digit Investor Identification Number which can be found in a bolded box on your check stub or statement, to establish your PIN.  Upon initial access, you will be required to complete an account activation process.  This one-time authentication process will be used to validate your identity in addition to your Investor Identification Number and self-assigned PIN.  To access Investor ServiceDirect® please visit the BNY Mellon Shareowner Services website at:  www.bnymellon.com/shareowner/isd.

•	Telephone
Telephone shareholder customer service:

Toll-free within the United States and Canada: 1-800-719-9056
Outside of the United States and Canada: 1-201-329-8660
For the hearing impaired (TDD): 1-800-231-5469

An automated voice response system is available 24 hours a day, 7 days a week.  Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

•	In Writing
You may also write to the Administrator at the following address:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, Investor Identification Number and a reference to PG&E Corporation on all correspondence.

Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970.  The Administrator may use, and commissions may be paid to, a broker-dealer which is affiliated with the Administrator.  Investors must make independent investment decisions based upon their own judgment and research.

24.	What are the responsibilities of PG&E Corporation and the Administrator?

PG&E Corporation cannot assure you a profit or protect you against a loss on the shares you purchase under the Plan.  Neither PG&E Corporation nor the Administrator will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act.  This includes, without limitation, any claims of liability:

•	for the prices at which stock purchases or sales are made as reflected in your Plan account, or the dates of the purchases or sales of your Plan shares; or
•	for any fluctuation in the market value of your PG&E Corporation shares after they are purchased or sold; or
•	for failure to terminate your account upon your death prior to receiving written notice of such death.

The payment of dividends is at the discretion of PG&E Corporation’s Board of Directors.  The Board may change the amount and timing of dividends at any time without notice.

25.	Can PG&E Corporation make changes to the Plan?

PG&E Corporation reserves the right to suspend, modify or terminate the Plan or your interest in the Plan at any time.  You will receive notice of any such suspension, modification or termination.  PG&E Corporation also reserves the right to change any administrative procedures of the Plan.  If the Plan or your interest in the Plan is terminated, the Administrator will continue to hold your shares of PG&E Corporation stock in book-entry form unless you request that the Administrator issue a stock certificate or you ask your broker to request that the Administrator transfer the shares to your brokerage account.

26.	What law governs the Plan?

The terms and conditions of the Plan and its operation shall be governed by the laws of the State of California.

27.	How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by us, and any such determination will be final.  Any action taken by us or the Administrator to effectuate the Plan in the good faith exercise of our or their respective judgment will be binding on all participants.

Use of Proceeds

If we issue shares of PG&E Corporation common stock to purchasers under the Plan, we will use the proceeds from the sale of such shares for general corporate purposes.  We may temporarily invest funds that are not immediately needed for these purposes in marketable securities.  If shares are purchased by the Administrator in the open market, we will not receive any proceeds.

Legal Matters

Gary P. Encinas, former Senior Director and Counsel, Corporate and Commercial Group of the PG&E Corporation Law Department has passed upon the validity of the common stock issued by us under the Plan.  At the time he rendered such opinion, Mr. Encinas, together with other members of the group, beneficially owned common stock of PG&E Corporation.

Experts

The consolidated financial statements, the related financial statement schedules, and the effectiveness of PG&E Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs referring to PG&E Corporation’s adoption in January 2008 of new accounting standards addressing fair value measurement and an amendment to an interpretation of accounting standards for offsetting amounts related to certain contracts, PG&E Corporation’s adoption in 2007 of a new interpretation of accounting standards for uncertainty in income taxes, and PG&E Corporation’s adoption in 2006 of new accounting standards for defined benefit pensions and other postretirement plans and share-based payments, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.